Exhibit 5.1 PORTER & HEDGES, L.L.P. ATTORNEYS AND COUNSELORS AT LAW 700 LOUISIANA, 35TH FLOOR HOUSTON, TEXAS 77002-2764
TELECOPIER (713) 228-1331 TELEPHONE (713) 226-0600	MAILING ADDRESS: P.O. BOX 4744 HOUSTON, TX 77210-4744

December 20, 2004

Seitel, Inc.

10811 S. Westview Circle

Building C, Suite 100

Houston, TX 77043

Gentlemen:

We have acted as counsel for Seitel, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange by the Company (the “Exchange Offer”) of $193,000,000 aggregate principal amount of its 11 3/4% Senior Notes due 2011 (the “Outstanding Notes”), for new notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) the issuance of guarantees (the “Guarantees”) with respect to the New Notes by certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”). The Outstanding Notes were issued, and the New Notes will be issued, under an Indenture dated as of July 2, 2004 (the “Indenture”), among the Company, the Subsidiary Guarantors and LaSalle Bank National Association, as Trustee (the “Trustee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, and such other corporate records, documents, certificates and other instruments as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered against the surrender and cancellation of the Outstanding Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, (i) the New Notes will constitute legal, valid and binding obligations of the

Seitel, Inc.

December 20, 2004

Company, and (ii) the Guarantees of the Subsidiary Guarantors will constitute legal, valid and binding obligations of such subsidiaries.

Our opinions are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Porter & Hedges, L.L.P.

PORTER & HEDGES, L.L.P.